Exhibit 99.1

Skechers Announces SECOND quarter 2023 Financial Results AND RECORD quarterly SALES OF $2.01 bILLION

LOS ANGELES, CA – July 27, 2023 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the second quarter ended June 30, 2023.

Second Quarter Highlights

•
Record quarterly sales of $2.01 billion, a year-over-year increase of 7.7%
•
Diluted earnings per share of $0.98, a year-over-year increase of 69.0%
•
Direct-to-Consumer sales grew 29.1%
•
Inventory decrease of $332.0 million or 18.3% from December 31, 2022
•
Acquired Scandinavian distributor

“Skechers second quarter results set a new quarterly sales record of $2.01 billion. This achievement continues to reflect the global demand for our comfort technology products, evidenced by double- or triple-digit sales growth in most markets. We saw increases of 20% in APAC, including 19% in China and 27% in India, as well as 16% in EMEA, including 29% in Germany and 13% in the UK,” began David Weinberg, Chief Operating Officer at Skechers. “Our strong gross margin of 52.7% was primarily driven by a higher proportion of Direct-to-Consumer sales, which grew 29%. We were able to deliver our product more effectively and improve our inventory levels, which enabled the robust sales across our comfortable, innovative, stylish and high-quality collections. As we look to the future and our goal of $10 billion in annual sales by 2026, we remain focused on improving distribution efficiencies, developing new categories including some that will be introduced later this year, enhancing our Direct-to-Consumer segment, and further expanding our international business, including the acquisition of our Scandinavian distributor, which we believe will deliver increased sales growth in the coming years.”

“The second quarter marked yet another sales record and a new milestone as we made the Fortune 500 list of largest companies, a testament to the strength of our brand and the dedication of our entire organization to consistently create, innovate and meet the footwear needs of consumers,” added Robert Greenberg, Chief Executive Officer of Skechers. “Not only are we outfitting the world in the most comfortable lifestyle footwear, but we are also offering high-performance golf and pickleball shoes, and delivering memorable collaborations like our iconic Rolling Stones collection in June and our Skechers x Ashley Park capsule launched just last week. We strongly believe in the importance of driving awareness of our vast offering. In this quarter alone, we introduced numerous targeted campaigns, including Skechers Uno with Doja Cat, one of Time’s 100 most influential people in 2023; Skechers Hands Free Slip-ins with football legend Tony Romo and Los Angeles Dodgers pitcher Clayton Kershaw, among others; as well as a brand spot with former A-Team star, Mr. T, who claims he’s the only ‘T’ in Skechers. The power of our marketing and the relevancy of our footwear resonates throughout our 4,700 Skechers stores around the world and at retailers, where consumers can slip into our footwear and leave with the understanding that they just purchased unbelievable comfort technology. This is what motivates the Skechers team — the enthusiasm from our partners around the world, and most importantly, the satisfaction from new shoppers and returning loyal fans of our brand. With this incredible momentum, I am confident in our vision for an even more successful future.”

Second Quarter 2023 Financial Results

	Three Months Ended June 30,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$2,012.5	$1,867.8	144.7	7.7
Gross profit	1,060.5	897.6	162.9	18.2
Gross margin	52.7%	48.1%		460 bps
Operating expenses	842.8	743.4	99.4	13.4
As a % of sales	41.9%	39.8%		210 bps
Earnings from operations	217.7	154.2	63.5	41.2
Operating margin	10.8%	8.3%		260 bps
Net earnings	152.8	90.4	62.4	69.0
Diluted earnings per share	$0.98	$0.58	0.40	69.0

Second quarter sales increased 7.7% as a result of a 17.9% increase internationally and a 4.6% decrease domestically. Direct-to-Consumer increased 29.1% and Wholesale decreased 5.9%. On a constant currency basis, sales increased 9.1%.

Wholesale sales declined $67.3 million, or 5.9%, which includes a decrease in AMER of 18.7%, partially offset by increases in APAC of 14.3% and EMEA of 7.4%. Wholesale volume decreased 13.1% and average selling price increased 8.0%.

Direct-to-Consumer sales grew $212.0 million, or 29.1%, which includes increases in AMER of 28.2%, APAC of 25.1%, and EMEA of 47.2%. Direct-to-Consumer volume increased 23.8% and average selling price increased 4.4%.

Gross margin was 52.7%, an increase of 460 basis points, primarily due to a higher proportion of Direct-to-Consumer sales and higher average selling prices.

Operating expenses increased $99.4 million, or 13.4%, and as a percentage of sales increased 210 basis points to 41.9%. Selling expenses increased $20.5 million, or 12.3%, and as a percentage of sales increased 40 basis points to 9.3%. The increase was due to higher brand demand creation expenditures. General and administrative expenses increased $78.9 million, or 13.7%, and as a percentage of sales increased 170 basis points to 32.6%. Increased expenses were primarily driven by labor, increased facility costs, including rent and depreciation, and warehouse and distribution expenses.

Earnings from operations increased $63.5 million, or 41.2%, to $217.7 million.

Net earnings were $152.8 million and diluted earnings per share were $0.98 compared with prior year net earnings of $90.4 million and diluted earnings per share of $0.58.

In the second quarter, the Company’s effective income tax rate was 17.7%.

“Despite anticipated headwinds in the domestic wholesale market, we successfully navigated the challenges and achieved record quarterly sales in addition to a new second quarter earnings record,” stated John Vandemore, Chief Financial Officer of Skechers. “With sustained momentum in our Direct-to-Consumer business globally and broad-based strength in our international wholesale business, aided by healthy inventory levels and an innovative pipeline of comfort technology products, we continued to show the strength of the Skechers brand and to execute our long-term growth strategy.”

Six Months 2023 Financial Results

	Six Months Ended June 30,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$4,014.4	$3,687.4	327.0	8.9
Gross profit	2,039.1	1,721.7	317.4	18.4
Gross margin	50.8%	46.7%		410 bps
Operating expenses	1,597.8	1,391.7	206.1	14.8
As a % of sales	39.8%	37.7%		210 bps
Earnings from operations	441.3	330.1	111.2	33.7
Operating margin	11.0%	9.0%		200 bps
Net earnings	313.2	211.6	101.6	48.0
Diluted earnings per share	$2.00	$1.35	0.65	48.1

Year-to-date sales increased 8.9% reflecting a 19.5% increase in international sales and a 4.7% decrease domestically. Direct-to-Consumer increased 27.1% and Wholesale decreased 1.0%. On a constant currency basis, sales increased 11.1%.

Wholesale sales decreased $24.0 million, or 1.0%, due to a decrease in AMER of 15.9%, partially offset by increases in EMEA of 14.6% and APAC of 19.2%. Wholesale volume decreased 7.3% and average selling price increased 6.6%.

Direct-to-Consumer sales grew $351.0 million, or 27.1%, due to increases in AMER of 28.4%, APAC of 21.7% and EMEA of 40.4%. Direct-to-Consumer volume increased 25.2% and average selling price increased 1.5%.

Gross margin was 50.8%, an increase of 410 basis points, primarily driven by a higher proportion of Direct-to-Consumer sales and higher average selling prices in Wholesale.

Operating expenses increased $206.1 million or 14.8%. As a percentage of sales, operating expenses increased 210 basis points to 39.8%. Selling expenses increased $40.9 million or 14.9%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $165.3 million or 14.8%, primarily driven by labor, increased facility costs, including rent and depreciation, and warehouse and distribution expenses.

Earnings from operations increased $111.2 million to $441.3 million.

Net earnings were $313.2 million and diluted earnings per share were $2.00, an increase of 48.1% over the prior year.

The Company’s effective income tax rate was 18.1%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.07 billion, an increase of $285.4 million, or 36.2% from December 31, 2022, primarily due to an increase in earnings and favorable changes in working capital, offset by capital expenditures of $147.4 million, payments of $70.4 million, net of cash acquired, related to the acquisition of our Scandinavian distributor and the completion of $60.0 million of share repurchases year-to-date.

Inventory was $1.49 billion, a decrease of $332.0 million or 18.3% from December 31, 2022.

Share Repurchase

During the second quarter, the Company repurchased approximately 579,475 shares of its Class A common stock at a cost of $30.0 million. Year-to-date 2023, the Company has repurchased nearly 1.3 million shares of its Class A common stock at a cost of $60.0 million. At June 30, 2023, approximately $365.7 million remained available under the Company’s share repurchase program.

Outlook

For the third quarter of 2023, the Company believes it will achieve sales between $1.95 billion and $2.0 billion and diluted earnings per share of between $0.70 and $0.75. Further, the Company believes that for the fiscal year 2023, it will achieve sales between $7.95 billion and $8.1 billion and diluted earnings per share of between $3.25 and $3.40.

Store Count

	Number of Stores
	December 31, 2022	Opened (1)	Closed (1)	June 30, 2023
Domestic stores	539	21	(8)	552
International stores	905	143	(56)	992
Distributor, licensee and franchise stores	3,093	330	(262)	3,161
Total Skechers stores	4,537	494	(326)	4,705

(1) Includes the conversion of 58 third-party stores to International stores previously included in Distributor stores as a result of the acquisition of our Scandinavian distributor.

Second Quarter 2023 Conference Call

The Company will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss its second quarter 2023 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning July 27, 2023, at 7:30 p.m. ET, through August 10, 2023, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13739533.

About Skechers U.S.A., Inc.

Skechers U.S.A., Inc., a Fortune 500® company based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. Collections from The Comfort Technology Company™ are available in approximately 180 countries and territories through department and specialty stores, and direct to consumers through digital stores, and over 4,700 Company- and third-party-owned physical retail stores. The Company manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of Russia’s war with Ukraine; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2022 and its quarterly reports on Form 10-Q in 2023. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$896,514	$615,733
Short-term investments	80,648	102,166
Trade accounts receivable, net	940,201	848,287
Other receivables	69,307	86,036
Inventory	1,486,012	1,818,016
Prepaid expenses and other	197,007	176,035
Total current assets	3,669,689	3,646,273
Property, plant and equipment, net	1,417,225	1,345,370
Operating lease right-of-use assets	1,230,635	1,200,565
Deferred tax assets	461,021	454,190
Long-term investments	96,591	70,498
Goodwill	101,483	93,497
Other assets, net	131,013	83,094
Total non-current assets	3,437,968	3,247,214
TOTAL ASSETS	$7,107,657	$6,893,487
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$802,234	$957,384
Accrued expenses	300,071	294,143
Operating lease liabilities	261,954	238,694
Current installments of long-term borrowings	76,388	103,184
Short-term borrowings	36,654	19,635
Total current liabilities	1,477,301	1,613,040
Long-term operating lease liabilities	1,069,384	1,063,672
Long-term borrowings	236,763	216,488
Deferred tax liabilities	20,224	8,656
Other long-term liabilities	112,523	120,045
Total non-current liabilities	1,438,894	1,408,861
Total liabilities	2,916,195	3,021,901
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	134	134
Class B Common Stock	20	21
Additional paid-in capital	362,769	403,799
Accumulated other comprehensive loss	(87,707)	(84,897)
Retained earnings	3,564,133	3,250,931
Skechers U.S.A., Inc. equity	3,839,349	3,569,988
Noncontrolling interests	352,113	301,598
Total stockholders' equity	4,191,462	3,871,586
TOTAL LIABILITIES AND EQUITY	$7,107,657	$6,893,487

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Sales	$2,012,516	$1,867,804	$4,014,444	$3,687,398
Cost of sales	951,992	970,225	1,975,341	1,965,656
Gross profit	1,060,524	897,579	2,039,103	1,721,742
Operating expenses
Selling	187,118	166,609	315,678	274,818
General and administrative	655,673	576,812	1,282,115	1,116,862
Total operating expenses	842,791	743,421	1,597,793	1,391,680
Earnings from operations	217,733	154,158	441,310	330,062
Other income (expense)	2,792	(19,259)	12,715	(25,005)
Earnings before income taxes	220,525	134,899	454,025	305,057
Income tax expense	38,942	28,739	82,158	62,731
Net earnings	181,583	106,160	371,867	242,326
Less: Net earnings attributable to noncontrolling interests	28,824	15,756	58,665	30,699
Net earnings attributable to Skechers U.S.A., Inc.	$152,759	$90,404	$313,202	$211,627
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$0.99	$0.58	$2.02	$1.36
Diluted	$0.98	$0.58	$2.00	$1.35
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	154,970	155,941	155,055	155,969
Diluted	156,571	156,748	156,654	157,074

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended June 30,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$1,073.0	$1,140.3	(67.3)	(5.9)
Gross profit	431.5	414.5	17.0	4.1
Gross margin	40.2%	36.3%		390 bps

Direct-to-Consumer sales	$939.5	$727.5	212.0	29.1
Gross profit	629.0	483.1	145.9	30.2
Gross margin	66.9%	66.4%		50 bps

Total sales	$2,012.5	$1,867.8	144.7	7.7
Gross profit	1,060.5	897.6	162.9	18.2
Gross margin	52.7%	48.1%		460 bps

	Six Months Ended June 30,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$2,367.6	$2,391.6	(24.0)	(1.0)
Gross profit	943.5	869.4	74.1	8.5
Gross margin	39.9%	36.4%		350 bps

Direct-to-Consumer sales	$1,646.8	$1,295.8	351.0	27.1
Gross profit	1,095.6	852.3	243.3	28.5
Gross margin	66.5%	65.8%		70 bps

Total sales	$4,014.4	$3,687.4	327.0	8.9
Gross profit	2,039.1	1,721.7	317.4	18.4
Gross margin	50.8%	46.7%		410 bps

Additional Sales Information

	Three Months Ended June 30,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$390.8	$521.0	(130.2)	(25.0)
Direct-to-Consumer	411.1	319.5	91.6	28.7
Total domestic sales	801.9	840.5	(38.6)	(4.6)

International
Wholesale	682.2	619.3	62.9	10.2
Direct-to-Consumer	528.4	408.0	120.4	29.5
Total international sales	1,210.6	1,027.3	183.3	17.9

Total sales	$2,012.5	$1,867.8	144.7	7.7

Regional sales
Americas (AMER)	$1,027.0	$1,033.9	(6.9)	(0.7)
Europe, Middle East & Africa (EMEA)	433.3	374.5	58.8	15.7
Asia Pacific (APAC)	552.2	459.4	92.8	20.2
Total sales	$2,012.5	$1,867.8	144.7	7.7

China sales	$302.4	$254.9	47.5	18.6

Distributor sales	$99.8	$128.4	(28.6)	(22.3)

	Six Months Ended June 30,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$832.7	$1,059.6	(226.9)	(21.4)
Direct-to-Consumer	710.0	559.0	151.0	27.0
Total domestic sales	1,542.7	1,618.6	(75.9)	(4.7)

International
Wholesale	1,534.9	1,332.0	202.9	15.2
Direct-to-Consumer	936.8	736.8	200.0	27.1
Total international sales	2,471.7	2,068.8	402.9	19.5

Total sales	$4,014.4	$3,687.4	327.0	8.9

Regional sales
Americas (AMER)	$1,972.9	$1,980.8	(7.9)	(0.4)
Europe, Middle East & Africa (EMEA)	967.8	815.7	152.1	18.6
Asia Pacific (APAC)	1,073.7	890.9	182.8	20.5
Total sales	$4,014.4	$3,687.4	327.0	8.9

China sales	$584.4	$527.9	56.5	10.7

Distributor sales	$203.8	$225.4	(21.6)	(9.6)

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended June 30,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,012.5	$24.6	$2,037.1	$1,867.8	169.3	9.1
Cost of sales	952.0	9.6	961.6	970.2	(8.6)	(0.9)
Gross profit	1,060.5	15.0	1,075.5	897.6	177.9	19.8
Operating expenses	842.8	9.3	852.1	743.4	108.7	14.6
Earnings from operations	217.7	5.7	223.4	154.2	69.2	44.9
Other income (expense)	2.8	(4.4)	(1.6)	(19.3)	17.7	(91.7)
Income tax expense	38.9	1.1	40.0	28.7	11.3	39.4
Less: Noncontrolling interests	28.8	1.5	30.3	15.8	14.5	91.8
Net earnings	$152.8	$(1.3)	$151.5	$90.4	61.1	67.6
Diluted earnings per share	$0.98	$(0.01)	$0.97	$0.58	0.39	67.2

	Six Months Ended June 30,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$4,014.4	$83.9	$4,098.3	$3,687.4	410.9	11.1
Cost of sales	1,975.3	44.1	2,019.4	1,965.7	53.7	2.7
Gross profit	2,039.1	39.8	2,078.9	1,721.7	357.2	20.7
Operating expenses	1,597.8	27.4	1,625.2	1,391.7	233.5	16.8
Earnings from operations	441.3	12.4	453.7	330.1	123.6	37.4
Other income (expense)	12.8	(17.3)	(4.5)	(25.1)	20.6	(82.1)
Income tax expense	82.2	2.4	84.6	62.7	21.9	34.9
Less: Noncontrolling interests	58.7	3.2	61.9	30.7	31.2	101.6
Net earnings	$313.2	$(10.5)	$302.7	$211.6	91.1	43.1
Diluted earnings per share	$2.00	$(0.07)	$1.93	$1.35	0.58	43.0